Exhibit 4.2
AMENDMENT NO. 1 TO
SHAREHOLDER RIGHTS AGREEMENT
     This Amendment No. 1, effective as of September 25, 2009 (the “Amendment”), amends the Shareholder Rights Agreement, dated as of November 14, 2008 (the “Rights Agreement”), by and between Insulet Corporation, a Delaware corporation (the “Corporation”) and Computershare Trust Company, N.A, a federally chartered trust company (the “Rights Agent”). Capitalized terms used herein but not defined herein shall have their defined meanings set forth in the Rights Agreement.
     WHEREAS, on September 25, 2009, the Corporation entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with Deerfield Private Design Fund, L.P. (“DPDF”), Deerfield Private Design International, L.P. (“DPDI”), Deerfield Partners, L.P. (“DP”) and Deerfield International Limited (collectively with DPDF, DPDI and DP, the “Deerfield Parties”);
     WHEREAS, pursuant to the Securities Purchase Agreement, the Corporation is selling on the date herewith 2,855,659 shares of common stock, par value $0.001 per share (the “Common Stock”), to the Deerfield Parties; and
     WHEREAS, the Corporation and the Rights Agent are entering into this Amendment to permit the Deerfield Parties to acquire shares of Common Stock as contemplated under the Securities Purchase Agreement without thereby making the Deerfield Parties an Acquiring Person or resulting in a Stock Acquisition Date, Distribution Date, Section 11(a)(ii) Event or Section 13 Event.
     NOW, THEREFORE, the parties hereby agree as follows:
1.	Section 1 of the Rights Agreement is hereby amended by adding the following definitions:

“(oo) “Deerfield Parties” shall mean Deerfield Private Design Fund, L.P., Deerfield Private Design International, L.P., Deerfield Partners, L.P. and Deerfield International Limited.

(pp) “Deerfield Shares” shall mean (A) the shares of Common Stock acquired by the Deerfield Parties and their Affiliates and Associates pursuant to that certain Securities Purchase Agreement dated as of September 25, 2009 by and between the Company and the Deerfield Parties (“Securities Purchase Agreement”), and (B) the shares of Common Stock of the Company Beneficially Owned by any of the Deerfield Parties and their Affiliates and Associates as of the date hereof (including, without limitation, the shares of Common Stock of the Company underlying the outstanding warrants held by the Deerfield Parties and their Affiliates and Associates as of the date hereof (the “Deerfield Warrants”)) and any shares of Common Stock issuable upon the adjustment and/or conversion of the Deerfield Warrants or otherwise pursuant to the terms of the Deerfield Warrants.”

2.	The definition of “Acquiring Person” in Section 1 of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“(a) “Acquiring Person” shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates (as such term is hereinafter defined) and Associates (as such term is hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the shares of Common Stock of the Company then outstanding, but shall not include (i) the Company, (ii) any Subsidiary (as such term is hereinafter defined) of the Company, (iii) any employee benefit plan or compensation arrangement of the Company or any Subsidiary of the Company or (iv) any Person holding shares of Common Stock of the Company organized, appointed or established by the Company or any Subsidiary of the Company for or pursuant to the terms of any such employee benefit plan or compensation arrangement (the Persons described in clauses (i) through (iv) above are referred to herein as “Exempt Persons”); provided, however, that the term “Acquiring Person” shall not include: (A) the Deerfield Parties and their Affiliates and Associates, but only to the extent the Deerfield Parties and their Affiliates and Associates become the Beneficial Owners, in the aggregate, of 15% or more of the shares of Common Stock of the Company then outstanding solely due to Beneficial Ownership of Deerfield Shares; or (B) any Grandfathered Person, unless such Grandfathered Person becomes the Beneficial Owner of a percentage of the shares of Common Stock of the Company then outstanding equal to or exceeding such Grandfathered Person’s Grandfathered Percentage. For the avoidance of doubt, if the Deerfield Parties and their Affiliates and Associates are or become the Beneficial Owners, in the aggregate, of 15% or more of the shares of Common Stock of the Company then outstanding (including the Deerfield Shares) and at such time any Deerfield Party or Affiliate or Associate thereof is deemed to be the Beneficial Owner of any shares of Common Stock of the Company other than Deerfield Shares, then the Deerfield Parties and their Affiliates and Associates shall be deemed Acquiring Persons hereunder.

Notwithstanding the foregoing, no Person shall become an “Acquiring Person” as the result of an acquisition by the Company of Common Stock of the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares Beneficially Owned by such Person to 15% or more (or, in the case of a Grandfathered Person, the Grandfathered Percentage applicable to such Grandfathered Person) of the shares of Common Stock of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 15% or more (or, in the case of a Grandfathered Person, the Grandfathered Percentage applicable to such Grandfathered Person) of the shares of Common Stock of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional shares (other than pursuant to a stock split, stock dividend or similar transaction) of Common Stock of the Company and immediately thereafter be the Beneficial Owner of 15% or more (or, in the case of a Grandfathered Person, the Grandfathered Percentage applicable to such Grandfathered Person) of the shares of Common Stock of the Company then outstanding, then such Person shall be deemed to be an “Acquiring Person.”

In addition, notwithstanding the foregoing, and notwithstanding anything to the contrary provided in the Agreement including without limitation in Sections 1(jj), 3(a) or 27, a Person shall not be an “Acquiring Person” if the Board of Directors of the Company determines at any time that a Person who would otherwise be an “Acquiring Person,” has become such without intending to become an “Acquiring Person,” and such Person divests as promptly as practicable (or within such period of time as the Board of Directors of the Company determines is reasonable) a sufficient number of shares of Common Stock of the Company (or, for the avoidance of doubt, with respect to any Derivative Common Shares, terminates the subject derivative transaction or transactions or disposes of the subject derivative security or securities) so that such Person would no longer be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this Section 1(a).”

3.	Section 3(a) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“From the date hereof until the earlier of (i) the Close of Business on the tenth calendar day after the Stock Acquisition Date or (ii) the Close of Business on the tenth Business Day (or such later calendar day, if any, as the Board of Directors of the Company may determine in its sole discretion) after the date a tender or exchange offer by any Person, other than an Exempt Person, is first published or sent or given within the meaning of Rule 14d-4(a) of the Exchange Act, or any successor rule, if, upon consummation thereof, such Person could become, or would be, the Beneficial Owner of 15% or more (or, in the case of a Grandfathered Person, the Grandfathered Percentage applicable to such Grandfathered Person) of the shares of Common Stock of the Company then outstanding (including any such date which is after the date of this

Agreement and prior to the issuance of the Rights) (the earliest of such dates being herein referred to as the “Distribution Date”), (x) the Rights will be evidenced (subject to the provisions of Section 3(b) hereof) by the certificates for the Common Stock of the Company registered in the names of the holders of the Common Stock of the Company (which certificates for Common Stock of the Company shall be deemed also to be certificates for Rights) and not by separate certificates, and (y) the Rights will be transferable only in connection with the transfer of the underlying shares of Common Stock of the Company. As soon as practicable after the Distribution Date, the Rights Agent will, at the Company’s expense send, by first-class, insured, postage prepaid mail, to each record holder of the Common Stock of the Company as of the Close of Business on the Distribution Date, at the address of such holder shown on the records of the Company, one or more certificates, in substantially the form of Exhibit B hereto (the “Right Certificates”), evidencing one Right for each share of Common Stock of the Company so held, subject to adjustment as provided herein. In the event that an adjustment in the number of Rights per share of Common Stock of the Company has been made pursuant to Section 11(o) hereof, the Company may make the necessary and appropriate rounding adjustments (in accordance with Section 14(a) hereof) at the time of distribution of the Right Certificates, so that Right Certificates representing only whole numbers of Rights are distributed and cash is paid in lieu of any fractional Rights. As of and after the Close of Business on the Distribution Date, the Rights will be evidenced solely by such Right Certificates.”
     4. Except as expressly set forth in this Amendment all other terms of the Rights Agreement shall remain in full force and effect.
     5. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State, without regard to conflict-of-law principles.
     6. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.
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IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the day and year first above written.

INSULET CORPORATION
Attest:
/s/ Jamie Aframe	By:	/s/ Brian K. Roberts
Name: Jamie Afrane		Name:	Brian K. Roberts
Title: Executive Assistant		Title:	Chief Financial Officer

COMPUTERSHARE TRUST COMPANY, N.A.
Attest:
/s/ Jennifer Attubato	By:	/s/ Dennis V. Moccia
Name: Jennifer Attubato		Name:	Dennis V. Moccia
Title: Relationship Manager		Title:	Manager, Contract Administration